Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-175570 of Isle of Capri Casinos, Inc. on Form S-4 of our report dated June 24, 2010, relating to the financial statements of Rainbow Casino Vicksburg Partnership, L.P. (the “Partnership”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the presentation of the Partnership’s financial statements as described in Note 1 to the financial statements and (ii) Bally Technologies, Inc.’s sale of all of its interest in the Partnership on June 8, 2010 as described in Note 8 to the financial statements) appearing in the report on Form 8-K/A of Isle of Capri Casinos, Inc. filed on June 25, 2010.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New Orleans, Louisiana
July 26, 2011